Rand Logistics, Inc.

RAND LOGISTICS ANNOUNCES SETTLEMENT OF PROXY CONTEST WITH JWEST, LLC

Annual Meeting to be Adjourned until October 22, 2014

New York, NY – September 22, 2014 - Rand Logistics, Inc. (NASDAQ: RLOG) announced today that it has reached an agreement with JWEST, LLC, a significant stockholder of the company, ending JWEST’s proxy contest for Rand’s upcoming annual meeting of stockholders.  JWEST is withdrawing its proposed nominees for Rand’s board of directors and Rand management will revise its slate of nominees to include existing independent director, John Binion, and Jonathan Evans of JWEST LLC.  Both parties have agreed to support the candidacy of Mr. Binion and Mr. Evans.

In order to solicit proxies for its revised slate of nominees, Rand intends to adjourn its annual meeting of stockholders, currently scheduled for September 23, 2014, until 11:00 am New York time on October 22, 2014 at the offices of Katten Muchin Rosenman LLP, 575 Madison Avenue, New York, New York 10022.

As part of the agreement, Rand’s existing lead independent director, Michael Lundin, will be appointed as Chairman of Rand, Laurence Levy will be appointed to the new position of Executive Vice Chairman and Edward Levy will be appointed as Chief Executive Officer.  In addition, Jonathan Evans will be appointed to the Compensation Committee of the board.   Rand has also agreed to add an additional independent director to the board within three months of the annual meeting.  Finally, Rand has agreed that it will not renew its reimbursement agreement with Hyde Park Real Estate LLC when it expires in February 2016.

Laurence Levy commented, “We are pleased to have reached this agreement with JWEST.  JWEST is a significant stockholder and we value its opinions and perspective.   Moreover, our management and board look forward to working constructively with Jonathan Evans in his new capacity as a director of the company.  The settlement with JWEST will enable Rand to continue to focus on its operations and build stockholder value.  We remain pleased with current demand conditions on the Great Lakes and anticipate this to be reflected in Rand’s operating results in 2014.”

“We at JWEST LLC are appreciative that Rand’s board has listened to its stockholders and decided to implement changes to strengthen its corporate governance and enhance long term stockholder value.  I am honored to become a board member of Rand and look forward to working with Rand’s management and board,” stated Jonathan Evans.

About Rand Logistics, Inc.

Rand Logistics, Inc. is a leading provider of bulk freight shipping services throughout the Great Lakes region. Through its subsidiaries, the Company operates a fleet of four conventional bulk carriers and twelve self-unloading bulk carriers including four tug/barge units. The Company is the only carrier able to offer significant domestic port-to-port services in both Canada and the U.S. on the Great Lakes. The Company's vessels operate under the U.S. Jones Act – which reserves domestic waterborne commerce to vessels that are U.S. owned, built and crewed, – and the Canada Coasting Trade Act – which reserves domestic waterborne commerce to Canadian registered and crewed vessels that operate between Canadian ports.

Forward-Looking Statements

This press release contains forward-looking statements. For all forward-looking statements, we claim the protection of the Safe Harbor for Forward-Looking Statements contained in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy or are otherwise beyond our control and some of which might not even be anticipated.  Future events and actual results, affecting our strategic plan as well as our financial position, results of operations and cash flows, could differ materially from those described in or contemplated by the forward-looking statements.  Important factors that contribute to such risks include, but are not limited to, the effect of the economic downturn in our markets; the weather conditions on the Great Lakes; and our ability to maintain and replace our vessels as they age.

For a more detailed description of these uncertainties and other factors, please see the "Risk Factors" section in Rand's Annual Report on Form 10-K filed with the Securities and Exchange Commission on June 12, 2014.

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Rand Logistics, Inc. Laurence S. Levy, Executive Chairman Edward Levy, President (212) 644-3450		Cameron Associates Alison Ziegler and Kevin McGrath (212) 554-5469 alison@cameronassoc.com